                                                                      EXHIBIT 2
                                                                      ---------






                           ASSET PURCHASE AGREEMENT


                                  dated as of


                               November 28, 1997


                                     among


                             GENERAL SCANNING INC.


                                      and


                                REEL-TECH, INC.


                                      and


                             DATA I/O CORPORATION

                               TABLE OF CONTENTS


                                                                 Page
                                                                 ----

 (S)1. PURCHASE AND SALE........................................   1

         (S) 1.1    Acquired Assets.............................   1
         (S) 1.2    Excluded Assets.............................   4

 (S)2. ASSUMPTION OF CERTAIN OBLIGATIONS........................   5

 (S)3. PURCHASE PRICE...........................................   5

         (S) 3.1    Delivery of Purchase Price..................   5
         (S) 3.2    Purchase Price Adjustments..................   6
         (S) 3.3    Release of Escrowed Funds...................   9

 (S)4. CLOSING..................................................   9

         (S) 4.1    Time and Place..............................   9
         (S) 4.2    Transactions at Closing.....................   9

 (S)5. REPRESENTATIONS AND WARRANTIES OF THE SELLER.............  11

         (S) 5.1    Organization of Selling Group; Authority....  11
         (S) 5.2    Corporate Approval; Binding Effect..........  11
         (S) 5.3    Non-Contravention...........................  12
         (S) 5.4    Subsidiaries................................  12
         (S) 5.5    Capitalization..............................  12
         (S) 5.6    Government Consents; Transferability
                     of Licenses................................  12
         (S) 5.7    Financial Statements........................  13
         (S) 5.8    Absence of Certain Changes..................  13
         (S) 5.9    Litigation..................................  13
         (S) 5.10   Conformity to Law and Contracts.............  14
         (S) 5.11   Title to Acquired Assets....................  14
         (S) 5.12   Real Property...............................  14
         (S) 5.13   Equipment...................................  15
         (S) 5.14   Inventories.................................  16
         (S) 5.15   Broker......................................  16
         (S) 5.16   Contracts...................................  16
         (S) 5.17   Employment Matters..........................  16
         (S) 5.18   Employee Benefit Plans......................  17

         (S) 5.19   Labor Relations.............................  17
         (S) 5.20   Trademarks, Patents.........................  17
         (S) 5.21   Suppliers and Customers.....................  18
         (S) 5.22   No Undisclosed Liabilities..................  18
         (S) 5.23   Taxes.......................................  18
         (S) 5.24   Disclosure..................................  19

 (S)6. REPRESENTATIONS AND WARRANTIES OF THE BUYER..............  19

         (S) 6.1    Organization of Buyer; Authority............  19
         (S) 6.2    Corporate Approval; Binding Effect..........  19
         (S) 6.3    Non-Contravention...........................  20
         (S) 6.4    Governmental Consents.......................  20
         (S) 6.5    Broker......................................  20
         (S) 6.6    Litigation..................................  20
         (S) 6.7    Capitalization..............................  20
         (S) 6.8    SEC Reports.................................  21

 (S)7. CONDUCT OF BUSINESS BY SELLING GROUP
       PENDING CLOSING..........................................  21

         (S) 7.1    Full Access.................................  21
         (S) 7.2    Carry on in Regular Course..................  21
         (S) 7.3    No Dividends, Issuances, Repurchases........  22
         (S) 7.4    Insurance...................................  22
         (S) 7.5    Preservation of Organization................  22
         (S) 7.6    Advice of Change............................  22
         (S) 7.7    No Shopping.................................  22
         (S) 7.8    Consents of Third Parties...................  23

 (S)8. COVENANTS................................................  23

         (S) 8.1    Separate Entity.............................  23
         (S) 8.2    Coyote License Agreement....................  23
         (S) 8.3    401(k) Plan.................................  23

 (S)9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  23

         (S) 9.1    Representations and Warranties True
                     at Closing.................................  24
         (S) 9.2    Compliance with Agreement...................  24
         (S) 9.3    No Material Adverse Change..................  24
         (S) 9.4    Closing Certificate.........................  24
         (S) 9.5    Opinion of Counsel..........................  24
         (S) 9.6    Approvals; Consents.........................  24

         (S) 9.7    No Litigation...............................  24
         (S) 9.8    Non-Competition Agreements..................  25
         (S) 9.9    License Agreements..........................  25
         (S) 9.10   Escrow Agreement............................  25
         (S) 9.11   Consents....................................  25
         (S) 9.12   Due Diligence...............................  25
         (S) 9.13   Registration Rights Agreement...............  25
         (S) 9.14   Arrangements with Hall, Inc.................  25
         (S) 9.15   Proceedings and Documents Satisfactory......  25

(S)10. CONDITIONS PRECEDENT TO SELLER'S AND
       PARENT'S OBLIGATIONS.....................................  26

         (S)10.1    Representations and Warranties True
                     at Closing.................................  26
         (S)10.2    Compliance with Agreement...................  26
         (S)10.3    Closing Certificate.........................  26
         (S)10.4    Opinion of Counsel..........................  26
         (S)10.5    Approvals; Consents.........................  26
         (S)10.6    No Litigation...............................  26
         (S)10.7    Agreements..................................  26
         (S)10.8    Account Receivable..........................  27
         (S)10.9    Non-Competition Agreement...................  27
         (S)10.10   Coyote License Agreement....................  27
         (S)10.11   Stock Certificate and Registration
                     Rights Agreement...........................  27
         (S)10.12   Proceedings and Documents Satisfactory......  27
         (S)10.13   No Material Adverse Change..................  27

(S)11. CONFIDENTIAL INFORMATION.................................  27

(S)12. INDEMNIFICATION..........................................  28

         (S)12.1    Indemnity by the Seller.....................  28
         (S)12.2    Indemnity by the Buyer......................  29
         (S)12.3    Claims......................................  29
         (S)12.4    Method of Manner of Paying Claims...........  30
         (S)12.5    Limitations on Indemnification..............  30
         (S)12.6    General Limitations on Liability............  31

(S)13. USE OF NAME..............................................  32

(S)14. GENERAL..................................................  32

         (S)14.1    Survival of Representations and Warranties..  32
         (S)14.2    Expenses....................................  32
         (S)14.3    Notices.....................................  32
         (S)14.4    Entire Agreement............................  33
         (S)14.5    Governing Law...............................  34
         (S)14.6    Sections and Section Headings...............  34
         (S)14.7    Assigns.....................................  34
         (S)14.8    Severability................................  34
         (S)14.9    Further Assurances..........................  34
         (S)14.10   No Implied Rights or Remedies...............  34
         (S)14.11   Counterparts................................  35
         (S)14.12   Satisfaction of Conditions Precedent........  35
         (S)14.13   Public Statements or Releases...............  35
         (S)14.14   Business Records............................  35
         (S)14.15   Attorneys' Fees.............................  36

(S)15  CERTAIN DEFINITIONS......................................  36

Exhibits:

Exhibit A - Escrow Agreement
Exhibit B - Pro Forma Balance Sheet
Exhibit C - Opinion of Seller's Counsel
Exhibit D - Selling Group Non-Competition Agreement
Exhibit E-1 - 9500 License Agreement
Exhibit E-2 - Coyote License Agreement
Exhibit F - Opinion of Buyer's Counsel
Exhibit G - Buyer Non-Competition Agreement
Exhibit H - Registration Rights Agreement

Schedules:

Schedule 1.1(a)(i) - Equipment
Schedule 1.1(a)(ii) - Personal Property Leases
Schedule 1.1(a)(iii) - Real Property Leases
Schedule 1.1(a)(v) - Employee Agreements
Schedule 1.1(a)(vi)- Other Contracts
Schedule 1.1(a)(viii) - Intangibles
Schedule 1.1(b)(i) - Singapore Equipment
Schedule 1.1(b)(ii) - Singapore Personal Property Leases
Schedule 1.1(b)(iii) - Singapore Real Property Lease
Schedule 1.1(b)(v) - Singapore Employee Agreements
Schedule 1.1(b)(vi)- Singapore Other Contracts

Schedule 1.1(b)(viii) - Singapore Intangibles
Schedule 2(c) - Data I/O GmbH Accounts
Schedule 3.1 - Allocation of Purchase Price
Schedule 4.2(a) - Permitted Encumbrances
Schedule 5.6 - Consents of Government Authorities (Seller)
Schedule 5.7 - Financial Statements
Schedule 5.8 - Changes
Schedule 5.9 - Litigation
Schedule 5.10 - Compliance with Law
Schedule 5.11 - Required Consents
Schedule 5.12 - Real Property Lease Issues
Schedule 5.18 - Employee Benefit Plans
Schedule 5.19 - Labor Matters
Schedule 5.20 - Intellectual Property
Schedule 5.21 - Suppliers and Customers
Schedule 5.23 - Tax Matters
Schedule 7.3 - Distributions

                            ASSET PURCHASE AGREEMENT
                            ----- -------- ---------


     This ASSET PURCHASE AGREEMENT is dated as of the 28th day of November, 1997 by and among (i) GENERAL SCANNING INC., a Massachusetts corporation (the "Buyer"), (ii) REEL-TECH, INC., a Washington corporation (the "Seller"), and
 -----                                                         ------
(iii) DATA I/O CORPORATION, a Washington corporation (the "Parent").  The
                                                           ------
Seller, the Parent and Reel-Tech Singapore (as defined below) are referred to herein collectively, as the "Selling Group".
                             -------------

     WHEREAS, the Seller is engaged, directly and through its subsidiary Reel-Tech Singapore, in the semi-conductor equipment business (the "Business"); and
                                                               --------

     WHEREAS, the Buyer desires to purchase the Business by acquiring substantially all of the assets owned by the Seller and Reel-Tech Singapore as well as certain assets of the Parent related to the Business, subject to certain obligations, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller and the Parent hereby agree as follows:

     (S)1.  PURCHASE AND SALE.

     (S)1.1.  Acquired Assets.  (a) Subject to the terms and conditions set
              -------- ------
forth in this Agreement, at the Closing referred to in (S)4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in (S)1.2 hereof) of the Seller (all of which assets are hereinafter referred to collectively, with the Singapore Assets, as the "Acquired Assets"), including, without limitation, the following assets:
     -------- ------

          (i) any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property used in conjunction with the Seller's operations, including without limitation, those items described on Schedule 1.1(a)(i) attached hereto, with
                                     -------- ---------
such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with (S)7 hereof (the "Equipment");
      ---------

          (ii) all of the Seller's title to, interest in and rights under the leases of personal property described on Schedule 1.1(a)(ii) attached hereto
                                         -------- ----------
(the "Personal Property Leases");
      -------- -------- ------

          (iii) all of the Seller's title to, interest in and rights under the leases for the real property located in Indianapolis, Indiana and Kent, Washington and described on Schedule 1.1(a)(iii) attached hereto (the "Real
                            --------------------                       ----
Property Leases");
---------------

          (iv) all of the Seller's inventories, including raw materials, parts, work in process and finished goods (the "Inventories");
                                         -----------

          (v) all of the Seller's rights under the Contracts with respect to employees including commission and bonus agreements, in each case listed on

Schedule 1.1(a)(v) attached hereto (collectively, the "Employee Agreements"),
-------- ---------                                     -------- ----------
provided that the Parent shall be permitted to retain copies of all such
--------
Contracts;

          (vi) all of the Seller's rights (i) under all purchase orders and Contracts for the purchase or sale of utilities, goods, materials and services, including, without limitation, the Contracts described on Schedule 1.1(a)(vi)
                                                          -------------------
attached hereto which provide for payments in excess of $25,000, and (ii) under all other Contracts of the Seller entered into in the ordinary course of business prior to the Closing (the Contracts referred to in this paragraph (vi), including without limitation, those described on Schedule 1.1(a)(vi), being
                                                 -------------------
referred to collectively as the "Other Contracts");
                                 ----- ---------

          (vii) all of the Seller's transferable rights under its governmental licenses, permits and approvals (the "Permits");
                                      -------

          (viii) all of the Seller's trademarks, trade names, trade secrets, corporate names (including without limitation the name "Reel-Tech"), copyrights, designs, patents, licenses (as licensee or licensor), other Contracts and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, trade secrets, customer lists, telephone numbers and other intangible assets, including without limitation those described on Schedule 1.1(a)(viii) attached hereto (the "Intangibles");
                   -------- ------------                       -----------
and

          (ix) all of the Seller's employment and personnel records for all employees of the Seller and all other documents and records relating to the Acquired Assets; provided that the Parent shall be permitted to retain copies of
                 --------
all such employment and personnel records.

     (b) Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in (S)4 hereof, the Parent and Seller shall cause Reel-Tech Singapore Pte Ltd., a corporation organized under the laws of Singapore ("Reel-
                                                                          ----
Tech Singapore"), to sell, assign, transfer and deliver to the Buyer, and the
--------------
Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in (S)1.2 hereof) of Reel-Tech Singapore (the "Singapore Assets"), including, without limitation the following
                ----------------
assets:

          (i) any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property used in conjunction with Reel-Tech Singapore's operations, including without limitation, those items described on Schedule 1.1(b)(i) attached hereto,
                                             -------- ---------
with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with (S)7 hereof (the "Singapore Equipment");
      --------- ---------

          (ii) all of Reel-Tech Singapore's title to, interest in and rights under the leases of personal property described on Schedule 1.1(b)(ii) attached
                                                   -------- ----------
hereto (the "Singapore Personal Property Leases");
             --------- -------- -------- ------

          (iii) all of Reel-Tech Singapore's title to, interest in and rights under the lease for the real property located in Singapore and described on

Schedule 1.1(b)(iii) attached hereto (the "Singapore Real Property Lease");
--------------------                       --------- -------------------

          (iv) all of Reel-Tech Singapore's inventories, including raw materials, parts, work in process and finished goods (the "Singapore
                                                           ---------
Inventories");
-----------

          (v) all of Reel-Tech Singapore's rights under the Contracts with respect to employees including commission and bonus agreements, in each case listed on Schedule 1.1(b)(v) attached hereto (collectively, the "Singapore
          -------- ---------                                     ---------
Employee Agreements"), provided that the Parent shall be permitted to retain
-------- ----------    --------
copies of all such Contracts;

          (vi) all of Reel-Tech Singapore's rights (i) under all purchase orders and Contracts for the purchase or sale of utilities, goods, materials and services, including, without limitation, the Contracts described on Schedule
                                                                    --------
1.1(b)(vi) attached hereto which provide for payments in excess of $25,000, and
----------
(ii) under all other Contracts of Reel-Tech Singapore entered into in the ordinary course of business prior to the Closing (the Contracts referred to in this paragraph (vi) including, without limitation, those described on Schedule
                                                                      --------
1.1(b)(vi), being referred to collectively as the "Singapore Other Contracts");
----------                                         --------- ----- ---------

          (vii) all of Reel-Tech Singapore's transferable rights under its governmental licenses, permits and approvals (the "Singapore Permits");
                                                   --------- -------

          (viii) all of Reel-Tech Singapore's trademarks, trade names, trade secrets, corporate names (including without limitation the name "Reel-Tech Singapore"), copyrights, designs, patents, licenses (as licensee or licensor), other Contracts and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, trade secrets, customer lists, telephone numbers and other intangible assets, including without limitation those described on Schedule 1.1(b)(viii) attached
                                                -------- ------------
hereto (the "Intangibles"); and
             -----------


          (ix) all of Reel-Tech Singapore's employment and personnel records for all employees of Reel-Tech Singapore and all other documents and records relating to the Singapore Acquired Assets; provided that the Parent shall be
                                           --------
permitted to retain copies of all such employment and personnel records.

     (c) Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in (S)4 hereof, the Parent shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, any and all rights the Parent may have in and to any of the Acquired Assets.

     (S)1.2.  Excluded Assets.  Notwithstanding the foregoing, the Selling Group
              -------- ------
is not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the
          -------- ------
"Excluded Assets"):
--------- ------

              (a) the consideration received by the Seller pursuant to this Agreement;

              (b) the Seller's cash, commercial paper and cash equivalents, on hand or in bank accounts;

              (c) the Seller's trade accounts receivable, notes receivable and miscellaneous receivables;

              (d)  the name "Data I/O";

              (e) the 9500-Specific Handler Technology (as defined in the 9500 License Agreement);

              (f) the Coyote-Specific Handler Technology (as defined in the Coyote License Agreement);

              (g)  the rights of the Seller under this Agreement; and

              (h)  the outstanding shares of capital stock of Reel-Tech
Singapore.

     (S)2. ASSUMPTION OF CERTAIN OBLIGATIONS. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of the Seller and of Reel-Tech Singapore (the "Assumed
                                                           -------
Obligations"):
-----------

              (a) all of the obligations of the Seller under the Personal Property Leases referred to in (S)1.1(a)(ii) hereof, the Real Property Leases referred to in (S)1.1(a)(iii) hereof, the Employee Agreements referred to in
(S)1.1(a)(v) hereof, the Other Contracts referred to in (S)1.1(a)(vi) hereof and the licenses referred to in (S)1.1(a)(viii) hereof, in each case only to the extent that such obligations arise or accrue from and after the Closing Date or are included in the Final Closing Statement;

              (b) all of the obligations of Reel-Tech Singapore under the Singapore Personal Property Leases referred to in (S)1.1(b)(ii) hereof, the Singapore Real Property Lease referred to in (S)1.1(b)(iii) hereof, the Singapore Employee Agreements referred to in (S)1.1(b)(v) hereof, the Singapore Other Contracts referred to in (S)1.1(b)(vi) hereof and the licenses referred to in (S)1.1(b)(viii) hereof, in each case only to the extent that such obligations arise or accrue from and after the Closing Date or are included in the Final Closing Statement;

              (c) all of the obligations of the Seller to Data I/O GmbH under that certain Agreement dated October 1, 1996 between the Seller and Data I/O GmbH for commissions relating to the potential orders on which Data I/O GmbH expects to consummate sales on or before December 31, 1997 as described on
Schedule 2(c) attached hereto; and
-------------

              (d)  the Seller's obligation under the first two sentences of
Section 3.1 of the 1995 Asset Purchase Agreement solely as it relates to maintaining certain operations in Indianapolis, Indiana and the surrounding area until December 31, 1998 and the Seller's obligation to pay Earn-Out Payment 1 under Section 2.4 of the 1995 Asset Purchase Agreement.

Anything in this Agreement to the contrary notwithstanding the Buyer shall not assume, and shall not be deemed to have assumed, (i) any liability or obligation of the Seller or Reel-Tech Singapore whatsoever, other than as specifically set forth in this (S)2 or (ii) any obligation of the Parent (with all such unassumed liabilities and obligations referred to herein as the "Excluded Liabilities").
                                                       --------------------

     (S)3.  PURCHASE PRICE.

     (S)3.1.  Delivery of Purchase Price.  At the Closing, the Buyer shall pay
              -------- -- -------- -----
to the Seller, as the aggregate purchase price for the Acquired Assets, $13,300,000, subject to adjustment as provided in (S)3.2 hereof (the "Purchase
                                                                      --------

Price"), to be paid as follows:  (a) cash in an amount equal to $10,550,000
-----
shall be paid by the Buyer to the Seller, (b) cash in an amount equal to $750,000 (the "Escrowed Funds") shall be deposited by the Buyer in escrow in an
               --------------
interest-bearing account with State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement to be entered into
            ------------
among the Buyer, the Seller and the Escrow Agent substantially in the form of

Exhibit A attached hereto (the "Escrow Agreement") for the purposes of
---------                       ----------------
satisfying the Seller's indemnification obligations described in (S)12 hereof and (c) the number of shares (the "Shares") of the common stock of the Buyer,
                                   ------
par value $0.01 per share, having a value of $2,000,000 based upon the average of the closing price of such common stock on the NASDAQ National Market System at the close of trading on the trading day immediately before the Closing Date and each of the four next preceding trading dates (with any fractional Shares rounded up to one Share) shall be delivered by the Buyer to the Seller (or an undertaking to deliver such Shares within three (3) business days). The fees and expenses of the Escrow Agent shall be shared equally between the Buyer and the Seller. The cash portion of the Purchase Price will be paid by the Buyer to the Seller and the Escrow Agent as set forth above by wire transfer of immediately available funds or by delivery of one or more certified or bank checks. The Purchase Price shall be allocated among the Acquired Assets, which include intangible assets, in the manner set forth on Schedule 3.1 attached hereto. The
                                              -------- ---
Buyer, the Seller and the Parent shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the Purchase Price set forth on Schedule 3.1 hereto. Both the Buyer and the Seller
                            ------------
agree to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the acquisition by the Buyer of the Acquired Assets, with their respective federal income tax returns for the year in which the Closing Date occurs, consistent with the allocations made pursuant to this (S)3.1.

     (S)3.2.  Purchase Price Adjustments.
              -------- ----- -----------

          (a) As used herein, (i) "GAAP" means generally accepted accounting
                                   ----
principles applied on a basis consistent with the Financial Statements and (ii) "True-Up Amount" means the difference, if any, obtained by subtracting the total
 --------------
liabilities of the Seller and Reel-Tech Singapore on the Final Closing Statement from the total assets of the Seller and Reel-Tech Singapore on the Final Closing Statement.

          (b) Not later than the close of business one business day prior to the Closing Date, the Seller shall estimate in good faith the True-Up Amount and shall notify the Buyer of such estimated True-Up Amount (the "Estimated True-Up
                                                              --------- ---- --
Amount") in writing.  If the Estimated True-Up Amount is positive, the Buyer
------
shall pay to the Seller on the Closing Date, by wire transfer of immediately available funds or by delivery of one or more certified or bank checks, 66-2/3% of the Estimated True-Up Amount. If the Estimated True-Up Amount is negative, the Seller shall pay to the Buyer on the Closing Date, by wire transfer of immediately available funds or by delivery of one or more certified or bank checks, 66-2/3% of the Estimated True-Up Amount (or the Buyer may reduce the amount of the Purchase Price payable to the Seller in cash pursuant to (S)3.1(a) hereof by the Estimated True-Up Amount).

          (c) Within twenty (20) days after the Closing Date, the Parent shall prepare and deliver to the Buyer a consolidating and consolidated balance sheet of the Seller and Reel-Tech Singapore as of the Closing Date (the "Final Closing
                                                                   ----- -------
Statement") immediately prior to giving effect to the Closing, together with
---------
copies of all working papers and supporting documents for the balance sheet accounts, prepared in accordance with GAAP applied in a manner consistent with the preparation of the Pro Forma Balance Sheet (M & A view) attached as
Exhibit B to the letter of intent dated as of July 28, 1997 among the Buyer,
---------
the Seller and the Parent.

          (d) When the Parent delivers the Final Closing Statement, the Parent shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with GAAP in compliance with the procedures set forth in paragraph (c) above and (ii) containing the Parent's calculations, based on the Final Closing Statement (the "Parent's Proposed Calculations"), of the True-
                                  -------- -------- ------------
Up Amount. Within twenty (20) days after receipt of the Final Closing Statement and the accompanying certificate, the Buyer shall notify the Parent in writing of its agreement or disagreement with the Final Closing Statement and the accuracy of any of the Parent's Proposed Calculations. If the Buyer disputes any aspect of the Final Closing Statement or the Parent's Proposed Calculations, then the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Final Closing Statement. The Seller and the Parent shall fully cooperate with the reasonable requests of the Buyer's accountants in any such review and test. The Buyer's accountants shall complete their review and test within twenty (20) days after the date the Buyer notifies the Parent that the Buyer disagrees with the Final Closing Statement and/or the Parent's Proposed Calculations, and the Parent shall have twenty (20) days thereafter to accept or reject the Buyer's proposed alternative calculations of the True-Up Amount (the "Buyer's Proposed Calculations"). If the Buyer and its
                         ------- -------- ------------
independent accountants, after such review and test, still disagree with the Parent's Proposed Calculations, and the Parent does not accept the Buyer's Proposed Calculations, then the Parent and the Buyer shall within twenty (20) days by mutual agreement select another nationally recognized independent accounting firm (other than the Parent's independent accountants and the Buyer's independent accountants) (the "Third Accountants") to resolve the remaining
                               -----------------
disputed items (the "Remaining Disputed
                     --------- --------

Items"). The Seller and the Parent shall instruct the Third Accountants to
-----
conduct their own review and test of the Final Closing Statement and to select either the Buyer's Proposed Calculations of the Remaining Disputed Items or the Parent's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. The Seller and the Parent shall fully cooperate with the reasonable requests of the Third Accountants in any such review and test. Each of the Buyer, the Parent and the Seller shall be bound by the Third Accountants' determination of the Remaining Disputed Items. The fees and expenses of the Third Accountants shall be paid in equal shares by the Buyer and the Seller.

          (e) Upon the determination pursuant to paragraph (d) of this (S)3.2 of the Final Closing Statement:

              (i) if a payment in respect of the Estimated True-Up Amount was previously made by the Buyer to the Seller under (S)3.2(b) hereof (the "Interim Payment") then:
     ----------------

                    (A) if the True-Up Amount is positive and exceeds the Interim Payment, the Buyer shall pay to the Seller an amount equal to the difference of the True-Up Amount minus the Interim Payment;
                                               -----

                    (B) if the True-Up Amount is positive but is less than the Interim Payment, the Seller and the Parent, jointly and severally, shall pay to the Buyer an amount equal to the difference of the Interim Payment minus the True-Up Amount;
                          -----

                    (C) if the True-Up Amount is negative, the Seller and the Parent, jointly and severally, shall pay to the Buyer an amount equal to the sum of the True-Up Amount plus the Interim Payment; and
                                           ----

                    (D) if the True-Up Amount is zero, the Seller and the Parent, jointly and severally, shall pay to the Buyer an amount equal to the Interim Payment;

               (ii) if the Interim Payment was previously made by the Seller to the Buyer then:

                    (A) if the True-Up Amount is positive, the Buyer shall pay to the Seller an amount equal to the sum of the True-Up Amount plus
                                                                         ----
          the Interim Payment;

                    (B) if the True-Up Amount is negative and exceeds the Interim Payment, the Seller and the Parent, jointly and severally, shall pay to the Buyer an amount equal to the difference of the True-Up Amount minus the Interim Payment;
                    -----

                    (C) if the True-Up Amount is negative and is less than the Interim Payment, the Buyer shall pay to the Seller an amount equal to the difference of the Interim Payment minus the True-Up Amount; and
                                                -----

                    (D) if the True-Up Amount is zero, the Buyer shall pay to the Seller an amount equal to the Interim Payment; and

               (iii) if no Interim Payment was previously made then:

                    (A) if the True-Up Amount is positive, the Buyer shall pay to the Seller an amount equal to the True-Up Amount;

                    (B) if the True-Up Amount is negative, the Seller and the Parent, jointly and severally, shall pay to the Buyer an amount equal to the True-Up Amount; and

                    (C) if the True-Up Amount is zero, there shall be no payment made pursuant to this (S)3.2(e).

Any such payment shall be made by wire transfer of immediately available funds or by delivery of one or more certified or bank checks.

     (S)3.3.  Release of Escrowed Funds.  The Escrowed Funds shall be held by
              -------------------------
the Escrow Agent and released to the Seller or the Buyer as provided in the Escrow Agreement.

     (S)4.  CLOSING.

     (S)4.1.  Time and Place.  The closing of the transfer and delivery of all
              ---- --- -----
documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham Dana
                        -------
LLP, 150 Federal Street, Boston, Massachusetts on a mutually acceptable date, not later than December 31, 1997, or at such other place as the Buyer, the Parent and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".
                                                  ------- ----

     (S)4.2.  Transactions at Closing.  At the Closing:
              ------------ -- -------

          (a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary or convenient to vest in the Buyer good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance except for the Encumbrances specified on Schedule 4.2(a) attached
                                                        -------- ------
hereto (the "Permitted Encumbrances").
             --------- ------------

          (b) The Parent shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Parent's interest, if any, in the Acquired Assets as the Buyer may reasonably request.

          (c) The Buyer shall duly execute and deliver to the Seller and to Reel-Tech Singapore such instruments of assumption and other documents with respect to the Assumed Obligations as the Seller may reasonably request.

          (d) The Buyer shall pay the Purchase Price to the Seller (or to such other entity or entities as the Seller shall designate in writing to the Buyer) and the Escrow Agent as provided in (S)3.1 hereof.

          (e) Each of the Parent and the Seller shall duly execute and deliver to the Buyer the Selling Group Non-Competition Agreement.

          (f) The Buyer shall duly execute and deliver to the Parent the Buyer Non-Competition Agreement.

          (g) The Buyer, the Seller and the Parent shall execute and deliver each of the License Agreements.

          (h) The Buyer and the Seller shall execute and deliver the Escrow Agreement to the Escrow Agent for signature.

          (i) Reel-Tech Singapore shall duly execute and deliver to the Buyer or its nominee or nominees, such deeds, certificates of title or other instruments of assignment and transfer (all such documents, collectively, the "Singapore Bill of Sale") as the Buyer may reasonably request and as may be necessary or convenient to vest in Buyer or its designee good and marketable title to the Singapore Assets, in each case subject to no Encumbrance except for Permitted Encumbrances.

          (j) The Buyer and the Parent shall execute and deliver the Registration Rights Agreement.

          (k) The Buyer shall have duly executed and delivered to the Parent a stock certificate or certificates, as requested by the Parent, representing the Shares or an undertaking as provided in Section 3.1 hereof.

          (l) The Seller shall have notified the Buyer of the Estimated True-Up Amount pursuant to (S)3.2(b) hereof and the Seller or the Buyer, as applicable, shall have paid the Interim Payment in accordance with (S)3.2(b) hereof.

          (m) The Parent shall have duly executed and delivered a letter concerning its investment in the Shares, and such letter shall be satisfactory to the Buyer in all respects.

          (n) The Parent shall have duly executed and delivered a letter concerning the Savings Plan, and such letter shall be satisfactory to the Buyer in all respects.

     (S)5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as set forth in this (S)5 below. All representations as to the Business and its conduct relate to periods after the closing under the 1995 Asset Purchase Agreement.

     (S)5.1.  Organization of Selling Group; Authority.  Each member of the
              ------------ -- -------------  ---------
Selling Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each member of the Selling Group is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. The Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it and to carry on the Business as such business is now conducted. Reel-Tech Singapore has all requisite power and authority to carry on its business as such business is now conducted and to own and hold the Singapore Assets. Each of the Seller, the Parent and/or Reel-Tech Singapore, as appropriate, has all requisite power and authority to execute and deliver this Agreement, the License Agreements, the Escrow Agreement, the Selling Group Non-Competition Agreement, the Buyer Non-Competition Agreement, the Singapore Bill of Sale, the Registration Rights Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the "Transaction Documents") to which it is a
                                      ----------- ---------
party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

     (S)5.2.  Corporate Approval; Binding Effect.  Each member of the Selling
              --------- --------  ------- ------
Group has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which a member of the Selling Group is a party has been, or at the Closing shall be duly, executed and delivered by such entity, and constitutes or upon such execution and delivery will constitute the legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     (S)5.3.  Non-Contravention.  The execution and delivery by each member of
              --- -------------
the Selling Group of the Transaction Documents to which it is a party and the consummation by each member of the Selling Group of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of its Articles of Incorporation or Bylaws (or such similar organizational documents of Reel-Tech Singapore), each as amended to date; or
(b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any of its property (including without limitation any of the Acquired Assets) pursuant to (i) any Contract to which it is a party or by which it or any of its properties (including without limitation any of the Acquired Assets) is bound or to which it or any of such properties is subject, or (ii) any Government Mandate to which it is subject.

     (S)5.4.  Subsidiaries.  The Seller does not have any subsidiaries other
              ------------
than Reel-Tech Singapore and does not own or hold of record and/or beneficially any shares of any class in the capital of any corporation other than the capital stock of Reel-Tech Singapore. Reel-Tech Singapore does not have any subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital of any corporation. Neither the Seller nor Reel-Tech Singapore owns any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

     (S)5.5.  Capitalization.  The authorized capital of Reel-Tech Singapore
              --------------
consists of 10,000 shares of common stock, par value Singapore $10 per share, two shares of which are issued and outstanding on the date hereof. All of the issued and outstanding shares of the capital stock of Reel-Tech Singapore are owned of record and beneficially by the Seller.

     (S)5.6.  Government Consents; Transferability of Licenses.  Except as set
              ---------- --------  --------------- -- --------
forth on Schedule 5.6 attached hereto, no consent, approval or authorization of,
         -------- ---
or registration, qualification or filing with, any Government Authority is required for the execution and delivery by any member of the Selling Group of the Transaction Documents to which it is a party or for the consummation by any member of the Selling Group of the transactions contemplated hereby or thereby. Each of the Seller and Reel-Tech Singapore has and maintains all licenses, permits and other authorizations from all Government Authorities as are necessary for the conduct of the Business or in connection with the ownership or use of the Acquired Assets. Except as expressly designated on

Schedule 5.6 attached hereto, all of the Permits and Singapore Permits which are
-------- ---
material to the operation of the Business are transferable to the Buyer and will remain in full force and effect upon their transfer to the Buyer. No proceedings to terminate, suspend or materially modify any Permits or Singapore Permits which are material to the operation of the Business are pending nor, to the knowledge of the Seller, have any such proceedings been threatened, or is there any basis for any such proceeding.

     (S)5.7.  Financial Statements.  The Parent and the Seller have delivered
              --------- ----------
the following financial statements (the "Financial Statements") to the Buyer,
                                         --------- ----------
and there are attached as Schedule 5.7 hereto:  (a) the unaudited consolidating
                          -------- ---
balance sheet of the Seller and Reel-Tech Singapore as of December 26, 1996 (such balance sheet being referred to herein as the "Balance Sheet"), and the
                                                     ------- -----
related unaudited consolidating statement of income of the Seller and Reel-Tech Singapore for the 12 month period then ended (collectively, the "Financials")
                                                                 ----------
and (b) the unaudited consolidated balance sheet of the Seller and Reel-Tech Singapore as of September 25, 1997 and the related consolidated statement of income of the Seller and Reel-Tech Singapore for the 9 month period then ended (collectively, the "Interim Financials"). Each of the Financial Statements is
                    ------- ----------
true and correct and has been prepared in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end adjustments); each of such balance sheets fairly and accurately presents the financial condition of the Seller and Reel-Tech Singapore on a consolidated basis as of its respective date (other than intercompany reporting of commissions and expenses which will be completed by the Closing); and such statements of income fairly and accurately present the results of operations for the periods covered thereby.

     (S)5.8.  Absence of Certain Changes.  Except as set forth on Schedule 5.8
              ------- -- ------- -------                          -------- ---
attached hereto, since December 26, 1996, each of the Seller and Reel-Tech Singapore has carried on its business only in the ordinary course, and without limiting the generality of the foregoing there has not been (a) any change in the assets, liabilities, sales, capital stock, income or business of the Seller or Reel-Tech Singapore or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse;
(b) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Seller's or Reel-Tech Singapore's capital stock; or (c) any increase in the compensation, pension or other benefits payable or to become payable by the Seller or Reel-Tech Singapore to any of its officers or employees, or any bonus payments or arrangements made to or with any of them, other than pursuant to the terms of the Employee Agreements or the Singapore Employee Agreements and other than in the ordinary course of business.

     (S)5.9.  Litigation.  Except as set forth on Schedule 5.9 attached hereto,
              ----------                          -------- ---
no judicial or administrative action, proceeding or investigation is pending or, to the knowledge of the Seller, threatened, relating to or affecting any of the Acquired Assets or against or involving the Seller or Reel-Tech Singapore, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of the Seller, is there any basis for any such action, proceeding or investigation.

     (S)5.10.  Conformity to Law and Contracts.  Except as set forth on Schedule
               ---------- -- --- -------------                          --------
5.10 attached hereto and except for circumstances in which noncompliance would
----
not have a material adverse effect on the Business or the Acquired Assets, each of the Seller and Reel-Tech Singapore has complied with, and is in compliance with, (a) all Government Mandates applicable to it, the Real Property or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other Government Mandate) and (b) all unwaived terms and provisions of all Contracts to which it is a party, or to which it or any of the Acquired Assets is subject. Except as set forth in Schedule 5.10
                                                               -------- ----
attached hereto, neither the Seller nor Reel-Tech Singapore is subject to any judicial or administrative action, proceeding or investigation relating to any actual or, to the Seller's knowledge, alleged violation of any Government Mandate.

     (S)5.11.  Title to Acquired Assets.  The Seller or Reel-Tech Singapore, as
               ----- -- -------- ------
applicable, is lawful owner of and has good and valid record and marketable title to all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party except as set forth on Schedule 5.11
                                                              -------------
attached hereto (the "Required Consents").  Except for Permitted Encumbrances,
                      -----------------
all of the Acquired Assets are entirely free and clear of any Encumbrances. At and as of the Closing, upon the delivery of the instruments described in
(S)4.2(a), (b) and (i) hereof, the Buyer will have good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

     (S)5.12.  Real Property.
               ---- --------

          (a) Neither the Seller nor Reel-Tech Singapore owns any real property. Schedules 1.1(a)(iii) and 1.1(b)(iii) attached hereto set forth all leases for
--------- -----------     -----------
real property leased by the Seller or Reel-Tech Singapore (the "Real Property").
                                                                ---- --------
The Real Property Leases and the Singapore Real Property Lease include all leases and other Contracts pursuant to which the Seller or Reel-Tech Singapore occupies or has the use of any space or Real Property. The buildings, plants, improvements and fixtures included as part of the Real Property are in good condition and repair for their present use in the Business. To the Seller's knowledge, all Real Property Leases and the Singapore Real Property Lease are in full force and effect. Schedule 5.12 lists (i) any material notices given or
                        -------- ----
received by the Seller, the Parent, or Reel-Tech Singapore since January 1,

1996 under any Real Property Lease or the Singapore Real Property Lease, and
(ii) any material dispute since January 1, 1996 relating to any Real Property Lease or the Singapore Real Property Lease.

          (b) Except as set forth on Schedule 5.12 attached hereto, the Real
                                     -------- ----
Property is free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and no Real Property contains asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Mandate pertaining to environmental matters or public health or safety (hereinafter, "Environmental Laws"), or which poses a
                                       ------------------
hazard to the health and safety of the occupants of such Real Property or those adjacent thereto ("Hazardous Materials"). None of the Seller, the Parent or
                   -------------------
Reel-Tech Singapore has received any notice from any Government Authority with respect to any release, investigation or clean-up of Hazardous Materials relating to any of the Real Property.

          (c) Attached hereto as part of Schedule 5.12 is a list of all
                                         -------- ----
documents, reports, site assessments, data, communications or other materials, in the Parent's, the Seller's or Reel-Tech Singapore's possession or control or to which any such entity has access, which contain any material information with respect to potential environmental liabilities associated with any Real Property or relating to compliance with Environmental Laws or the environmental condition of any Real Property or adjacent properties. The Seller has furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 5.12
                                                                -------- ----
attached hereto. The Parent joins in the representation and warranty set forth in this (S)5.12(c).

     (S)5.13.  Equipment.  Schedules 1.1(a)(i) and 1.1(b)(i) attached hereto set
               ---------   --------- ---------     ---------
forth a complete and accurate list of all of the Equipment and the Singapore Equipment other than (a) items having a value individually of less than $5,000,
(b) items acquired by the Seller or Reel-Tech Singapore in the ordinary course of business from the date hereof through the Closing Date, and (c) items disposed of in the ordinary course of business from the date hereof through the Closing Date. The Seller will identify in writing to the Buyer, prior to the Closing, each item so acquired or disposed of and which has a value of $10,000 or more. The Personal Property Leases and the Singapore Personal Property Leases listed on Schedules 1.1(a)(ii) and 1.1(b)(ii) attached hereto include all
                 --------- ----------     ----------
leases by the Seller or Reel-Tech Singapore of any item of personal property used by the Seller or Reel-Tech Singapore in the Business. The Equipment, and all personal property held by the Seller under the Personal Property Leases, are utilized by the Seller in the ordinary course of business and are in good condition and repair (subject to normal wear and tear) for their present use in the Business. The

Singapore Equipment, and all personal property held by Reel-
Tech Singapore under the Singapore Personal Property Leases, are utilized by Reel-Tech Singapore in the ordinary course of business and are in good condition and repair (subject to normal wear and tear) for their present use in the Business. To the Seller's knowledge, each Personal Property Lease and Singapore Personal Property Lease is in full force and effect.

     (S)5.14.  Inventories.  The Inventories and the Singapore Inventories
               -----------
consist solely of material and goods of a quality and quantity which are usable or saleable in the normal course of the businesses carried on by the Seller and Reel-Tech Singapore, net of any reserve for excessive or obsolete inventories reflected on the Final Closing Statement.

     (S)5.15.  Broker.  Except for Needham & Co., none of the Parent and the
               ------
Seller has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement. The Parent joins in the representation and warranty set forth in this (S)5.15.

     (S)5.16.  Contracts.  Schedules 1.1(a)(vi) and 1.1(b)(vi) attached hereto
               ---------   --------- ----------     ----------
set forth a complete and accurate list of all Contracts for goods or services involving payments or receipts in excess of $25,000 to which the Seller or Reel-Tech Singapore is a party or by which the Seller or Reel-Tech Singapore is bound or to which the Seller or Reel-Tech Singapore or any of the Acquired Assets is subject, except (a) Contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, and (b) Contracts specifically identified in other Schedules hereto. The Seller has delivered to the Buyer true, correct and complete copies of all such Contracts for goods or services involving payments or receipts in excess of $25,000, together with all modifications and supplements thereto. To the Seller's knowledge, each of the Contracts listed on Schedules 1.1(a)(vi) and 1.1(b)(vi) attached hereto or any
                    --------- ----------     ----------
of the other Schedules hereto, including without limitation the Other Contracts and the Singapore Other Contracts, is in full force and effect. Each of the Seller and Reel-Tech Singapore has in all material respects performed all obligations required to be performed by it to date under each such Contract to which it is a party.

     (S)5.17.  Employment Matters.  Except for the Employee Agreements and
               ------------------
Singapore Employee Agreements listed in Schedules 1.1(a)(v) and 1.1(b)(v)
                                        --------- ---------     ---------
attached hereto, neither the Seller nor Reel-Tech Singapore has an employment Contract, written or oral, with any currently active employee, including without limitation any Contract to provide any bonus or benefit to any such employee.
To the Seller's knowledge, each of the Employee Agreements and the Singapore Employee Agreements is in full force and effect.

     (S)5.18.  Employee Benefit Plans.
               -------- ------- -----

          (a) Except as set forth on Schedule 5.18 attached hereto, none of the
                                     -------- ----
Seller, Reel-Tech Singapore, or any trade or business (whether or not incorporated) that is a member of a group described in Section 414(b) or Section 414(c) of the United States Internal Revenue Code of 1986, as amended (the

"Code"), of which the Seller or Reel-Tech Singapore is a member (a "Related
 ----                                                               -------
Entity") maintains or has any obligation to make contributions to any employee
------
benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United
                  ----------
States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
                                                                     -----
any other retirement, profit sharing, deferred compensation, stock option, bonus, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit or other written benefit program (a

"Non-ERISA Plan") for officers, employees, consultants or directors, current or
---------------
former.

          (b) None of the Seller, Reel-Tech Singapore nor any Related Entity has ever contributed to a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan subject to Title IV of ERISA. Each ERISA Plan which is a "group heath plan" for purposes of Sections 4980B and 4980D of the Code has been operated in all material respects in compliance with the health care continuation and other health plan requirements of said Sections (and comparable provisions of ERISA) including any such requirements arising as a result of the transactions contemplated by this Agreement.

     (S)5.19.  Labor Relations.  There is no labor strike, dispute, slow-down or
               ----- ---------
work stoppage actually pending or, to the Seller's knowledge, threatened against or involving the Seller or Reel-Tech Singapore. Except as set forth on Schedule
                                                                        --------
5.19 attached hereto, no one has petitioned since January 1, 1996, and no one is
-----
now petitioning, for union representation of any of the Seller's or Reel-Tech Singapore's employees. Except as described on Schedule 5.19 attached hereto,
                                               -------- ----
none of the employees of the Seller or Reel-Tech Singapore is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller or Reel-Tech Singapore. Except as fully described on Schedule 5.19 attached hereto, neither the Seller nor Reel-
                   -------- ----
Tech Singapore has experienced any work stoppage since January 1, 1996.

     (S)5.20.  Trademarks, Patents.  Schedule 5.20 attached hereto sets forth a
               ----------  -------   -------- ----
complete and accurate list of (a) all patents, trademarks and trade names registered in the name of the Seller or Reel-Tech Singapore or used by the Seller or Reel-Tech Singapore, all applications therefor, and all licenses (as licensee or licensor) and other Contracts relating thereto, and (b) all Contracts relating to other technology, know-how and processes which the Seller or Reel-Tech Singapore is licensed or authorized by others to use and that is material to the conduct of the Business or which the Seller or Reel-Tech Singapore has licensed or authorized for use by others. Except to the extent set forth in Schedule 5.20
                                                                   -------- ----
attached hereto, the Seller or Reel-Tech Singapore, as applicable, owns or has the right to use all patents, trademarks and trade names, and has the right to use all technology, know-how and processes, used or necessary for the ordinary course of business as presently conducted and that is material to the conduct of the Business. Except as set forth on Schedule 5.20 attached hereto, no consent
                                     -------------
or authorization is required for the transfer by the Seller or Reel-Tech Singapore to the Buyer of the patents, trademarks and trade names listed on
Schedule 5.20 attached hereto. No claims have been asserted, and no claims are
-------------
pending, by any person or entity regarding the use by the Seller or Reel-Tech Singapore of any patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or Contract, and to the knowledge of the Seller there is no basis for such claim. To the Seller's knowledge, all of the Contracts listed on
Schedule 5.20 attached hereto are in full force and effect. To the Seller's
-------------
knowledge, the use by the Seller and Reel-Tech Singapore of such patents, trademarks, trade names, copyrights, technology, know-how or processes does not infringe on the rights of any person or entity.

     (S)5.21.  Suppliers and Customers.  Except as set forth on Schedule 5.21
               --------- --- ---------                          -------- ----
attached hereto, during the last twelve (12) months no supplier or customer of material importance to the Seller or Reel-Tech Singapore has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Seller or Reel-Tech Singapore.

     (S)5.22.  No Undisclosed Liabilities.  Except to the extent (a) reflected
               -- ----------- -----------
or reserved against in the Balance Sheet, (b) incurred in the ordinary course of business after the date of the Balance Sheet and either discharged prior to Closing or reflected or reserved against on the Final Closing Statement or (c) described on any Schedule hereto, neither the Seller nor Reel-Tech Singapore has material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to Contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

     (S)5.23.  Taxes.  (a) Each of the Seller and Reel-Tech Singapore has timely
               -----
filed with each appropriate Government Authority all tax returns required to be filed and has timely paid in full all taxes shown to be due thereon. All tax returns filed by each of the Seller and Reel-Tech Singapore are true, correct and complete in all material respects. The Parent and the Seller have delivered to the Buyer correct and complete copies of all of the schedules relating to the Seller from the tax returns of the Parent for the most recently completed taxable year for which tax returns have been filed, all examination reports by any Government Authority, and any statements of deficiencies proposed or assessed against or agreed to by the Seller or Reel-Tech Singapore. Except as set forth on Schedule 5.23 attached hereto, since January 1, 1996, there has not
             -------------
been an examination or notice of potential examination of the tax returns of the Seller or Reel-Tech Singapore by any Government Authority, and there is not outstanding any waiver of any statute of limitations with respect to, or, except as set forth on Schedule 5.23 attached hereto, any extension of a period for the
                -------------
assessment or collection of, any taxes.  Except as set forth on Schedule 5.23
                                                                -------------
attached hereto, since January 1, 1996 no claim has ever been made in writing by any Government Authority with which the Seller or Reel-Tech Singapore does not file tax returns that the Seller or Reel-Tech Singapore is or may be subject to taxation by such Government Authority.

          (b) All taxes that are required to have been withheld or collected by the Seller or Reel-Tech Singapore have been duly withheld or collected and, to the extent required, have been paid to the proper Government Authority or properly deposited as required by applicable Government Mandates.

     (S)5.24.  Disclosure.  No representation or warranty by the Seller in this
               ----------
Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide the Buyer with proper and complete information as to the Seller, Reel-Tech Singapore and the identity, value and usability of the Acquired Assets. There is no fact relating to the Acquired Assets or the Seller or Reel-Tech Singapore which is likely to materially adversely affect the same and which has not been disclosed to the Buyer in writing by the Parent or the Seller.

     (S)6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Parent and the Seller as follows:

     (S)6.1.  Organization of Buyer; Authority.  The Buyer is a corporation duly
              ------------ -- -----  ---------
organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents, including, without limitation, the issuance to the Parent of the Shares as set forth in (S)4.2(k) hereof.

     (S)6.2.  Corporate Approval; Binding Effect.  The Buyer has obtained all
              --------- --------  ------- ------
necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance to the Parent of the Shares as set forth in (S)4.2(k) hereof. Each of the Transaction Documents to which the Buyer is a party has been, or at the Closing shall be duly executed and delivered by the Buyer and constitutes or upon such execution and delivery will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     (S)6.3.  Non-Contravention.  The execution and delivery by the Buyer of the
              --- -------------
Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Articles of Organization or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under (i) any Contract to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any Government Mandate to which the Buyer is subject.

     (S)6.4.  Governmental Consents.  Assuming the accuracy of the
              ------------ --------
representations and warranties of the Parent set forth in the letter to be delivered to the Buyer pursuant to (S)4.2(m) hereof, no consent, approval or authorization of, or registration, qualification or filing with, any Government Authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby, including, without limitation, the issuance to the Seller of the Shares as set forth in (S)4.2(k) hereof.

     (S)6.5.  Broker.  Except for Hambrecht & Quist LLC, the Buyer has not
              ------
retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     (S)6.6.  Litigation.  No judicial or administrative action, proceeding or
              ----------
investigation is pending or, to the knowledge of the Buyer, threatened, against or involving the Buyer which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of the Buyer, is there any basis for any such action, proceeding or investigation.

     (S)6.7.  Capitalization.  The authorized capital stock of the Buyer
              --------------
consists of 15,000,000 shares of common stock, par value $0.01 per share (the

"Buyer
 -----

Common Stock").  As of November 24, 1997, there were 12,332,437 shares of
------------
Buyer Common Stock issued and outstanding. The Shares shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of pre-emptive rights with respect thereto.

     (S)6.8.  SEC Reports.  None of the Buyer's annual report for its fiscal
              -----------
year ended December 31, 1996 on Form 10-K or any of its quarterly reports for the fiscal quarters ended March 31, 1997, June 30, 1997 or September 30, 1997 on Form 10-Q contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (S)7.  CONDUCT OF BUSINESS BY SELLING GROUP PENDING CLOSING.

     Each of the Parent and the Seller shall perform and observe the following covenants from the date of this Agreement through the Closing Date (or such other date expressly set forth herein).

     (S)7.1.  Full Access.  Each of the Parent and the Seller shall, and the
              ---- ------
Parent and the Seller shall cause Reel-Tech Singapore to, afford to the Buyer and its authorized representatives full access during its normal business hours to all properties, books, records, Contracts and documents of the Seller and Reel-Tech Singapore and a full opportunity to make such reasonable investigations as they shall desire to make of the Seller and Reel-Tech Singapore or with respect to the Acquired Assets, and each of the Parent and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Seller and Reel-Tech Singapore and with respect to the Acquired Assets as the Buyer may reasonably request.

     (S)7.2.  Carry on in Regular Course.  The Seller shall, and the Parent
              ----- -- -- ------- ------
shall cause the Seller to, maintain the Acquired Assets (other than sales of inventory in the ordinary course of business), and the Parent and the Seller shall cause Reel-Tech Singapore to maintain the Singapore Acquired Assets (other than sales of Singapore inventory in the ordinary course of business), in good operating condition and repair (normal wear and tear excepted), and make all necessary renewals, additions and replacements thereto. The Seller shall, and the Parent shall cause the Seller to, and the Parent and the Seller shall cause Reel-Tech Singapore to, carry on its business diligently and substantially in the same manner as heretofore and the Seller shall not, the Parent shall not permit the Seller to, and the Parent and the Seller shall not permit Reel-Tech Singapore to, make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation, engage in any transactions not in the usual and ordinary course of business, or grant any general or uniform increase in the rates of pay of its employees or in the benefits under any bonus or pension plan or other Contract to, for or with any such employees. Without limiting the generality of the foregoing, the Parent and the Seller shall not, and shall not permit Reel-Tech Singapore to, enter into any Contract for the purchase or sale of, or issue any options, warrants or other rights to subscribe for or purchase, any securities of the Seller or Reel-Tech Singapore.

     (S)7.3.  No Dividends, Issuances, Repurchases.  The Seller shall not, the
              -- ---------  ---------  -----------
Parent shall not permit the Seller to, and the Parent and the Seller shall not permit Reel-Tech Singapore to, declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock except as set forth on Schedule 7.3 attached
                                                       ------------
hereto.

     (S)7.4.  Insurance.  The Seller shall maintain, the Parent shall cause the
              ---------
Seller to maintain, and the Parent and the Seller shall cause Reel-Tech Singapore to maintain, insurance policies as the Seller reasonably believes are consistent with prudent business practice.

     (S)7.5.  Preservation of Organization.  The Seller and the Parent shall use
              ------------ -- ------------
commercially reasonable efforts to (a) preserve the business organization of the Seller and Reel-Tech Singapore intact, (b) keep available to the Buyer the present key officers and employees of the Seller and Reel-Tech Singapore and (c) preserve for the Buyer the present relationships of the suppliers and customers of the Seller and Reel-Tech Singapore. The Seller shall not, the Parent shall not permit the Seller to, and the Parent and the Seller shall not permit Reel-Tech Singapore to, amend any provision of its Articles of Incorporation or Bylaws (or such similar organizational documents of Reel-Tech Singapore).

     (S)7.6.  Advice of Change.  The Parent and the Seller will promptly advise
              ------ -- ------
the Buyer in writing of any material adverse change in the condition of any of the Acquired Assets or the Business.

     (S)7.7.  No Shopping.  During the period commencing on the date of this
              -- --------
Agreement and ending on the Closing Date, the Parent and the Seller shall not, and shall not permit Reel-Tech Singapore to, negotiate for, solicit, respond to solicitations or enter into any Contract (oral or written) with respect to the sale or other disposition of the Business, any equity securities of the Seller or Reel-Tech Singapore, any substantial portion of the Acquired Assets (other than sales of inventory in the ordinary course of business), or any merger or other business combination of the Seller or Reel-Tech Singapore, to or with any person or entity other than the Buyer.

     (S)7.8.  Consents of Third Parties.  The Parent and the Seller will employ
              -------- -- ----- -------
commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Personal Property Leases, Singapore Personal Property Leases, Real Property Leases, Singapore Real Property Lease, Employee Agreements, Singapore Employee Agreements, Other Contracts, Singapore Other Contracts, Permits and Singapore Permits under which such transactions would constitute a default, would accelerate obligations of the Seller or Reel-Tech Singapore, as applicable, or would permit cancellation of any such Contract or Permit.

     (S)8.  COVENANTS.
            ---------

     (S)8.1.  Separate Entity.  The Buyer covenants and agrees that, from and
              ---------------
after the Closing Date until the last day of the Earn-Out Period (as defined in the 1995 Asset Purchase Agreement), it shall (a) maintain the Business as a separate corporate entity or as a separate division of the Buyer and shall prepare quarterly and annual income statements and balance sheets for such corporate entity or division in accordance with GAAP, and (b) upon reasonable prior notice and during normal business hours, provide the Parent with full access to or, at the Parent's option, copies of such income statements and balance sheets in order to permit the Parent to calculate the second and third earn-out payments to be made by the Parent pursuant to the 1995 Asset Purchase Agreement.

     (S)8.2.  Coyote License Agreement.  The Buyer hereby covenants and agrees
              ------------------------
that it shall abide by all of the terms and conditions of the Coyote License Agreement.

     (S)8.3.  401(k) Plan.  The Parent will retain all liability and
              -----------
responsibility for the disposition of interests under the Data I/O Corporation Tax Deferral Retirement Plan and Trust (the "Savings Plan"), with respect to all
                                             ------------
of the currently active employees of the Seller (the "Assumed Employees") (or
                                                      -----------------
their beneficiaries) who, as of the Closing Date, are participants in the Savings Plan. With respect to the Savings Plan, the Parent agrees it will, not later than March 15, 1998, contribute or cause to be contributed to the Savings Plan all such amounts as may be required under the terms of the Savings Plan on behalf of the Assumed Employees through the Closing Date in accordance with the terms of the Savings Plan.

     (S)9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     (S)9.1.  Representations and Warranties True at Closing. The
              --------------- --- ---------- ---- -- -------
representations and warranties made by the Seller in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     (S)9.2.  Compliance with Agreement.  Each of the Parent and the Seller
              ---------- ---- ---------
shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (S)9.3.  No Material Adverse Change.  Since the date hereof, there shall
              -- -----------------------
not have occurred any (a) material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Seller or Reel-Tech Singapore or (b) imposition of any Government Mandate which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Seller or Reel-Tech Singapore.

     (S)9.4.  Closing Certificate.  Each of the Parent and the Seller shall have
              ------- -----------
delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by each of the Parent and the Seller, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of (S)(S)9.1, 9.2 and 9.3 hereof have been satisfied.

     (S)9.5.  Opinion of Counsel.  Heller Ehrman White & McAuliffe, counsel to
              ------- -- -------
the Parent and the Seller, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit C attached hereto.
------- -

     (S)9.6.  Approvals; Consents.  All corporate and other approvals in
              ---------  --------
connection with the transactions contemplated by the Transaction Documents and the form and substance of all certificates and other documents delivered hereunder shall be satisfactory in form and substance to the Buyer and its counsel. The Buyer shall have obtained all necessary consents to the transactions contemplated by the Transaction Documents.

     (S)9.7.  No Litigation.  No restraining order or injunction shall prevent
              -- ----------
the transactions contemplated by any of the Transaction Documents and no judicial or administrative action, proceeding or investigation shall be pending or threatened before any Government Authority in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     (S)9.8.  Non-Competition Agreements.  Each of the Seller and the Parent
              --- ----------- ----------
shall have executed and delivered to the Buyer a non-competition agreement in the form of Exhibit D attached hereto (the "Selling Group Non-Competition
            ------- -                       ----------------- -----------
Agreement"), and such Selling Group Non-Competition Agreement shall be in full
---------
force and effect.

     (S)9.9.  License Agreements.  The Seller and the Parent shall have executed
              ------- ----------
and delivered to the Buyer (a) a license agreement in the form of Exhibit E-1
                                                                  ------- ---
attached hereto (the "9500 License Agreement") and (b) a license agreement in
                      ----------------------
the form of Exhibit E-2 attached hereto (the "Coyote License Agreement") (the
            -----------                       ------------------------
9500 License Agreement and the Coyote License Agreement shall be referred to herein, collectively, as the "License Agreements"), and each such License
                              ------------------
Agreement shall be in full force and effect.

     (S)9.10.  Escrow Agreement.  Each of the Seller, the Parent and the Escrow
               ----------------
Agent shall have executed and delivered to the Buyer the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

     (S)9.11.  Consents.  The Seller will have obtained all Required Consents in
               --------
form and substance reasonably satisfactory to the Buyer and the Buyer's counsel.

     (S)9.12.  Due Diligence.  The Buyer shall have completed to its
               -------------
satisfaction its due diligence with respect to the Seller, Real-Tech Singapore and the Acquired Assets.

     (S)9.13.  Registration Rights Agreement.  The Parent shall have executed
               -----------------------------
and delivered to the Buyer a Registration Rights Agreement in the form of

Exhibit H attached hereto (the "Registration Rights Agreement"), and such
---------                       -----------------------------
agreement shall be in full force and effect.

     (S)9.14.  Arrangements with Hall, Inc.__The amendments to the employment
               ---------------------- ----
agreements with Douglas Hall and Norris Hall referred to on Schedule 1.1(a)(v)
                                                            ------------------
and entered into in connection with the Closing shall be in form and substance satisfactory to the Buyer. There shall have been no amendments to the 1995 Asset Purchase Agreement provisions to be assumed by the Buyer that are not acceptable to the Buyer.

     (S)9.15.  Proceedings and Documents Satisfactory.  All proceedings in
               ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

     (S)10. CONDITIONS PRECEDENT TO SELLER'S AND PARENT'S OBLIGATIONS. The obligations of the Seller and the Parent to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller and the Parent):

     (S)10.1.  Representations and Warranties True at Closing. The
               --------------- --- ---------- ---- -- -------
representations and warranties made by the Buyer in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     (S)10.2.  Compliance with Agreement.  The Buyer shall have performed and
               ---------- ---- ---------
complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     (S)10.3.  Closing Certificate.  The Buyer shall have delivered to the
               ------- -----------
Seller in writing, at and as of the Closing, a certificate duly executed by a duly authorized officer of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of
(S)(S)10.1 and 10.2 hereof have been satisfied.

     (S)10.4.  Opinion of Counsel.  Bingham Dana LLP, counsel to the Buyer,
               ------- -- -------
shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit F attached hereto.
                                                      ------- -

     (S)10.5.  Approvals; Consents.  All corporate and other approvals in
               ---------  --------
connection with the transactions contemplated by the Transaction Documents and the form and substance of all certificates and other documents delivered hereunder shall be satisfactory in form and substance to each of the Seller and the Parent and their counsel. Each of the Seller and the Parent shall have obtained all necessary consents to the transactions contemplated by the Transaction Documents.

     (S)10.6.  No Litigation.  No restraining order or injunction shall prevent
               -- ----------
the transactions contemplated by any of the Transaction Documents and no judicial or administrative action, proceeding or investigation shall be pending or threatened before any Government Authority in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     (S)10.7.  Agreements.  The Buyer shall have executed and delivered the
               ----------
Transaction Documents to which it is a party (including the Selling Group Non-

Competition Agreement and the Escrow Agreement), and such agreements shall be in full force and effect.

     (S)10.8.  Account Receivable.  On or before the Closing Date, the
               ------------------
outstanding $25,000 account receivable of the Buyer's View Engineering division shall have been resolved and paid in cash to the satisfaction of the Seller and the Parent.

     (S)10.9.  Non-Competition Agreement.  The Buyer shall have executed and
               -------------------------
delivered to the Parent a Non-Competition Agreement in the form of Exhibit G
                                                                   ---------
attached hereto (the "Buyer Non-Competition Agreement"), and such agreement
                      -------------------------------
shall be in full force and effect.

     (S)10.10.  Coyote License Agreement.  The Buyer shall have executed and
                ------------------------
delivered to the Seller and the Parent the Coyote License Agreement, and the Coyote License Agreement shall be in full force and effect.

     (S)10.11.  Stock Certificate and Registration Rights Agreement.  The Buyer
                ---------------------------------------------------
shall have executed and delivered to the Parent (a) a stock certificate or the stock certificates, as the case may be, representing the Shares (or an undertaking as provided in Section 3.1), and (b) the Registration Rights Agreement, and such agreement shall be in full force and effect.

     (S)10.12.  Proceedings and Documents Satisfactory.  All proceedings in
                ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Parent and the Seller in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Parent and the Seller and their counsel, and the Parent and the Seller shall have received the originals or certified or other copies of all such records and documents as they may reasonably request.

     (S)10.13.  No Material Adverse Change.  Since the date hereof, there shall
                --------------------------
not have occurred any (a) material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Buyer or (b) imposition of any Government Mandate which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Buyer.

     (S)11. CONFIDENTIAL INFORMATION. The Buyer shall continue to abide by the terms of that certain letter agreement between the Buyer and the Parent dated April 9, 1997 (the "Nondisclosure Agreement") regarding the confidentiality and
                    -----------------------
non-disclosure of all Evaluation Material (as defined therein) through the Closing. If the Closing does not take place for any reason on or before December 31, 1997, the Buyer shall, within five (5) days after a request of the Parent or the Seller for a return of all of its Evaluation Material, (a) either redeliver to the appropriate entity or destroy all tangible Evaluation Material,
(b) delete all Evaluation Material from any electronic data storage device, and
(c) certify in writing to the Parent and the Seller that the terms of this (S)11 have been satisfied.

     (S)12.  INDEMNIFICATION.

     (S)12.1.  Indemnity by the Seller.  Subject to the overall limitations,
               --------- -- --- ------
minimum amounts and time limitations set forth in (S)12.5 hereof, the Seller shall indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the

"Losses"), related to or arising directly or indirectly out of any of the
-------
following:

               (i) any breach by any member of the Selling Group of any representation or warranty, covenant, obligation or undertaking made by such member of the Selling Group in or pursuant to this Agreement (including the Schedules and Exhibits hereto), any other Transaction Document or any other statement, certificate or other instrument delivered pursuant hereto or thereto;

               (ii) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including without limitation the following:

               (A) any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property (to the extent not covered by insurance) as a result of the release, emission or discharge of, any Hazardous Materials relating to or affecting the Acquired Assets or the Business, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date;

               (B) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, as a result of any actual or alleged defect in any product sold or manufactured by the Seller or Reel-Tech Singapore on or prior to the Closing Date;

               (C) any contractual product warranty claims arising out of defects in any product sold or manufactured by the Seller or Reel-Tech Singapore prior to the Closing Date; or

               (D) any claim, obligation or liability arising in connection with the employment or termination of employment of any persons on or before the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising as a result of the consummation of the transactions contemplated by this Agreement (but excluding any claim, obligation or liability arising in connection with the Buyer's employment of, or failure to employ, any such persons).

               (iii) except for the Assumed Obligations, any claim or liability arising under the bulk sales laws of the States of Indiana or Washington in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives compliance by the Seller and by Reel-Tech Singapore with any such bulk sales laws as a condition to the Closing hereunder); and

               (iv) any liability with respect to any of the items disclosed on the Schedules hereto that is not an Assumed Obligation.

     (S)12.2.  Indemnity by the Buyer.  Subject to the overall limitations,
               --------- -- --- -----
minimum amounts and time limitations set forth in (S)12.5 hereof, the Buyer shall indemnify and hold the Parent and the Seller harmless from and with respect to any and all Losses, related to or arising directly or indirectly out of (a) any breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto (including, without limitation, the Assumed Obligations), or (b) the Buyer's operation of the Business or the Acquired Assets after the Closing Date.

     (S)12.3.  Claims.
               ------

          (a) Notice.  Any party seeking indemnification hereunder (the
              ------
"Indemnified Party") shall promptly notify in writing the other party hereto
------------ -----
(the "Indemnifying Party") of any suit, action or other proceeding (a "Claim")
      ------------ -----                                               -----
with respect to which the Indemnified Party claims indemnification hereunder,

provided that failure of the Indemnified Party to give such notice shall not
--------
relieve the Indemnifying Party of its obligations under this (S)12 except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby.

          (b) Third Party Claims.  If any Claim relates to any action instituted
              ----- ----- ------
against the Indemnified Party by a third party (a "Third Party Claim"), the
                                                   ----- ----- -----
Indemnifying Party shall be entitled to assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to defend such Third Party Claim, if and only if the following conditions are satisfied:

               (i) the Indemnifying Party shall have within thirty (30) days after the notice of the Third Party Claim under (S)12.3(a) given the Indemnified Party a notice undertaking to defend the Third Party Claim and confirming that the Indemnifying Party is unconditionally obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

               (ii) the Indemnified Party shall not have given the Indemnified Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. The Indemnifying Party shall not settle or consent to any settlement of any Third Party Claim without the prior approval of the Indemnified Party. If the Indemnifying Party does not assume the defense of any Third Party Claim as provided in this (S)12.3, the Indemnified Party may defend the Third Party Claim as it determines in its sole discretion at the expense and risk of the Indemnifying Party.

     (S)12.4.  Method of Manner of Paying Claims.  Payment of any amount
               ---------------------------------
required to be paid by the Seller to the Buyer under this (S)12 shall, at the Buyer's option, be made from the Escrowed Funds as provided in the Escrow Agreement. Any unpaid balance of a Claim that is not paid within thirty (30) days of written demand therefor shall bear interest at a rate per annum equal to the rate announced by BankBoston, N.A. as its "Base Rate" plus two percent (2%)
                                                          ----
from the date written notice thereof is given by the Indemnified Party to the Indemnifying Party.

     (S)12.5.  Limitations on Indemnification.
               ----------- -- ---------------

     (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this (S)12 exceeds $50,000, whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of such Losses to the extent in excess of $50,000, subject to the limitations on maximum amount of recovery set forth in (S)12.6 hereof.

     (b) No Indemnifying Party shall be liable for any Losses pursuant to this
(S)12 unless a notice under (S)12.3(a) hereof or a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto or to the Claim to which such Losses relate on or before the first anniversary of the Closing Date.

     (S)12.6.  General Limitations on Liability.
               --------------------------------

     (a) Except as otherwise provided in this (S)12.6, (i) the maximum amount payable under this Agreement and the other Transaction Documents by the Seller and/or the Parent shall not exceed in the aggregate $750,000 plus interest accruals as provided in the Escrow Agreement, and (ii) the maximum amount payable under this Agreement and the other Transaction Documents by the Buyer shall not exceed in the aggregate $750,000.

     (b) The limitation on liability set forth in (S)12.6(a) shall not apply to any of the following:

          (i) any amounts payable under or in respect of any breach of (S)(S)1, 2, 3, 4, 5.12(c), 5.15, 7.2, 7.7, 8.3, 11, 13, or 14.2 of this Agreement;

          (ii) any amounts payable by the Buyer under (S)3(b) of the Registration Rights Agreement;

          (iii) any amounts payable under (S)14.15 hereof or any corresponding provision of any other Transaction Document;

          (iv) any amounts payable under the letters to be delivered by the Parent as provided in (S)4.2(m) and (S)4.2(n) hereof; and

          (v) any amounts payable under any Transaction Document that expressly provides that it is not subject to this (S)12.6.

     (c) This (S)12.6 shall not limit the right of any party to seek equitable relief for any breach of this Agreement or any other Transaction Document, including, without limitation, injunctive relief against any actual, threatened, or apparent violation of the terms of this Agreement or any other Transaction Document.

     (d) In no event shall any party be liable for indirect, punitive, special, or consequential damages under this Agreement or any other Transaction Document.

     (S)13. USE OF NAME. The Buyer is purchasing all of the Seller's and Reel-Tech Singapore's rights to the business names of the Seller and Reel-Tech Singapore used in the Business and therefore the Parent and Seller shall not be entitled to, and shall not permit Reel-Tech Singapore to, use the name "Reel-Tech" or variations thereof as corporate and business names or titles anywhere in the world from and after the Closing. The Seller shall, simultaneously with the Closing, (a) undertake and promptly pursue all necessary action to change its business and corporate names to new names which do not include the name "Reel-Tech" or any substantially similar name, and (b) cause Reel-Tech Singapore to undertake and promptly pursue all necessary action to change its business and corporate names to new names which do not include the name "Reel-Tech" or any substantially similar name, in each case so as to permit the use of such names by the Buyer.

     (S)14.  GENERAL.

     (S)14.1  Survival of Representations and Warranties.  The representations
              -------- -- --------------- --- ----------
and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby, until the expiration of one year from the Closing Date and any Claim based upon such representations and warranties shall thereupon be of no further force and effect (except to the extent the claiming party shall have asserted the Claim prior to the expiration of such rights in accordance with (S)12.5 hereof).

     (S)14.2.  Expenses.  All transfer and sales taxes payable with respect to
               --------
the sale and conveyance of the Acquired Assets to the Buyer shall be paid by the Buyer. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. The Parent and the Seller are responsible for paying all fees, brokerage commissions and expenses of Needham & Co., and the Buyer is responsible for paying all fees, brokerage commissions and expenses of Hambrecht & Quist LLC.

     (S)14.3.  Notices.  All notices, demands and other communications hereunder
               -------
shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to the Parent or the Seller, to:

          Data I/O Corporation
          P.O. Box 97046
          10525 Willows Road N.E.
          Redmond, WA  98073-9746
          Attention:  William C. Erxleben

     with a copy sent contemporaneously to:

          Data I/O Corporation
          P.O. Box 97046
          10525 Willows Road N.E.
          Redmond, WA  98073-9746
          Attention:  Thomas M. Hogan, General Counsel

     If to the Buyer, to:

          General Scanning Inc.
          500 Arsenal Street
          Watertown, MA  02172
          Attention:  Charles Winston

     with a copy sent contemporaneously to:

          Gordon Greer, Esq.
          Bingham Dana LLP
          150 Federal Street
          Boston, Massachusetts 02110

     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched, provided that a copy of such notice is sent
                                    --------
on the same day as described above with an indication that the original was sent by telecommunication and the date of its transmittal.

     (S)14.4.  Entire Agreement.  This Agreement and the Nondisclosure Agreement
               ------ ---------
contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. To the extent of any conflict between this Agreement and any other Transaction Document with respect to a matter within the scope of such Transaction Document, such Transaction Document shall control.

     (S)14.5.  Governing Law.  The validity and construction of this Agreement
               --------- ---
shall be governed by the laws of the State of Washington without regard to any choice of law rules that would require or permit the application of the laws of any other jurisdiction.

     (S)14.6.  Sections and Section Headings.  The headings of sections and
               -------- --- ------- --------
subsections are for reference only and shall not limit or control the meaning thereof.

     (S)14.7.  Assigns.  This Agreement shall be binding upon and inure to the
               -------
benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing
                                           --------  -------
contained in this (S)14.7 shall prevent a party, without the consent of the other parties, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with such party, or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby or (c) from assigning this Agreement or its rights and obligations hereunder to a third party in connection with the sale of all or substantially all of its assets, business or capital stock, or pursuant to a merger, consolidation or reorganization (provided, however, that is the case of either
                                 --------  -------
(a) or (c) that the assignee shall first agree in writing to assume all of the assigning party's rights and obligations hereunder), but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve such party of its obligations under this Agreement.

     (S)14.8.  Severability.  In the event that any covenant, condition, or
               ------------
other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     (S)14.9.  Further Assurances.  The parties agree to take such reasonable
               ------- ----------
steps and execute such other and further documents as may be necessary or appropriate to fully evidence and effect the sale of the Acquired Assets hereunder or to otherwise cause the terms and conditions contained herein to be carried into effect.

     (S)14.10.  No Implied Rights or Remedies.  Except as otherwise expressly
                -- ------- ------ -- --------
provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller, the Parent and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     (S)14.11.  Counterparts.  This Agreement may be executed in multiple
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (S)14.12.  Satisfaction of Conditions Precedent.  Each of the Parent, the
                ------------ -- ---------- ---------
Seller and the Buyer will use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided,
                                                                      --------
however, that nothing contained in this (S)14.12 shall obligate either party
-------
hereto to waive any right or condition under this Agreement.

     (S)14.13.  Public Statements or Releases.  Each of the parties hereto
                ------ ---------- -- --------
agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto which shall not be unreasonably withheld. Nothing contained in this
(S)14.13 shall prevent either party from making such disclosures as such party may consider necessary in order to obtain financing for the transactions contemplated hereby or to satisfy such party's legal or contractual obligations.

     (S)14.14.  Business Records.  The Buyer acknowledges that business records
                -------- -------
of the Seller relating to the Seller's operations prior to the Closing will be conveyed to the Buyer as part of the Acquired Assets, and that the Seller may from time to time require copies of such records in connection with, among other things, tax matters, governmental investigations, legal proceedings and claims arising with respect to the Seller's operations prior to the Closing, and the Buyer agrees that upon reasonable prior notice from the Seller, it will provide the Parent and the Seller with copies of such records as required for such purposes. In particular, the Buyer will upon reasonable prior notice provide the Parent and the Seller with copies of all tax returns and supporting papers therefor relating to the Business and the Acquired Assets for periods prior to the Closing Date, and furnish and request the independent accountants and legal counsel of the Buyer to furnish the Parent and the Seller such additional tax and other information and documents in their possession as the Parent and the Seller may from time to time reasonably request. Each of the Parent and the Seller agrees to hold any records so provided in confidence and to use such records only for the purposes described above. The Buyer agrees that it will not within five (5) years after the Closing Date destroy any material business records of the Seller prepared prior to the Closing without first notifying the Parent and affording it the opportunity to remove or copy them, at the Parent's option. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with (S)14.3 hereof shall be deemed to be adequate notice if not responded to in writing by the Parent within thirty (30) days.

     (S)14.15.  Attorneys' Fees.  In the event that any dispute arising
                ---------------
hereunder is finally adjudicated by a court of a competent jurisdiction after completion of all appeals or expiration of the period for filing the same, the party that is awarded the greater amount of damages or that obtains equitable relief restraining or enjoining violation of this Agreement shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in connection with such adjudication and any appeals relating thereto.

     (S)15. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     "1995 Asset Purchase Agreement":  That certain Asset Purchase Agreement,
      -----------------------------
dated as of August 31, 1995, as amended and in effect on the date hereof, among Hall, Inc. (formerly, Reel-Tech, Inc.), Norris Hall, Douglas Hall and the Seller.

     "9500 License Agreement":  As defined in (S)9.9 hereof.
      ----------------------

     "Acquired Assets":  As defined in (S)1.1(a) hereof.
      ---------------

     "Assumed Employees":  As defined in (S)8.3 hereof.
      -----------------

     "Assumed Obligations":  As defined in (S)2 hereof.
      -------------------

     "Balance Sheet":  As defined in (S)5.7 hereof.
      -------------

     "Business":  As defined in the preamble.
      --------

     "Buyer":  As defined in the preamble.
      -----

     "Buyer Common Stock":  As defined in (S)6.7 hereof.
      ------------------

     "Buyer Non-Competition Agreement":  As defined in (S)10.9 hereof.
      -------------------------------

     "Buyer's Proposed Calculations":  As defined in (S)3.2(d) hereof.
      -----------------------------

     "Claim":  As defined in (S)12.3(a) hereof.
      -----

     "Closing":  As defined in (S)4.1 hereof.
      -------

     "Closing Date":  As defined in (S)4.1 hereof.
      -----------

     "Code":  As defined in (S)5.18(a) hereof.
      ----

     "Contract":  Any contract, agreement, mortgage, lease, bond, promissory
      --------
note, debenture, guaranty, indenture, pledge, power of attorney, proxy, trust, franchise, option, warrant, instrument, oral or written understanding that is legally enforceable, or other binding obligation.

     "Coyote License Agreement":  As defined in (S)9.9 hereof.
      ------------------------

     "Employee Agreements":  As defined in (S)1.1(a)(v) hereof.
      -------------------

     "Encumbrances":  Any lien, mortgage, security interest, pledge, charge,
      ------------
lease, beneficial or equitable interest or right, hypothecation, collateral assignment, conditional sales agreement, title retention agreement, easement, material defect in title, restriction on transfer or other encumbrance.

     "Environmental Laws":  As defined in (S)5.12(b) hereof.
      ------------------

     "Equipment":  As defined in (S)1.1(a)(i) hereof.
      ---------

     "ERISA":  As defined in (S)5.18(a) hereof.
      -----

     "ERISA Plan":  As defined in (S)5.18(a) hereof.
      ----------

     "Escrow Agent":  As defined in (S)3.1 hereof.
      ------------

     "Escrow Agreement":  As defined in (S)3.1 hereof.
      ----------------

     "Escrowed Funds":  As defined in (S)3.1 hereof.
      --------------

     "Estimated True-Up Amount":  As defined in (S)3.2(b) hereof.
      ------------------------

     "Excluded Assets":  As defined in (S)1.2 hereof.
      ---------------

     "Excluded Liabilities":  As defined in (S)2 hereof.
      --------------------

     "Final Closing Statement":  As defined in (S)3.2(c) hereof.
      -----------------------

     "Financials":  As defined in (S)5.7 hereof.
      ----------

     "Financial Statements":  As defined in (S)5.7 hereof.
      -------------------

     "GAAP":  As defined in (S)3.2(a) hereof.
      ----

     "Government Authority":  The United States of America or any state,
      --------------------
district, territory, or possession thereof, any local government within the United States of America or any of its territories and possessions, any foreign government having appropriate jurisdiction or any province, state, territory, possession or other political subdivision thereof, or any court, tribunal, administrative or regulatory agency, or taxing or revenue authority of any of the foregoing.

     "Government Mandate":  Any statute, law, rule, regulation, code, or
      ------------------
ordinance duly adopted by any Government Authority, any treaty or compact between two (2) or more Government Authorities, and any judgment, order, decree, ruling, finding, determination, or injunction of any Government Authority.

     "Hazardous Materials":  As defined in (S)5.12(b) hereof.
      -------------------

     "Indemnified Party":  As defined in (S)12.3(a) hereof.
      -----------------

     "Indemnifying Party":  As defined in (S)12.3(a) hereof.
      ------------------

     "Intangibles":  As defined in (S)1.1(a)(viii) hereof.
      -----------

     "Interim Financials":  As defined in (S)5.7 hereof.
      ------------------

     "Interim Payment":  As defined in (S)3.2(e) hereof.
      ---------------

     "Inventories":  As defined in (S)1.1(a)(iv) hereof.
      -----------

     "License Agreements":  As defined in (S)9.9 hereof.
      ------------------

     "Losses":  As defined in (S)12.1 hereof.
      ------

     "Nondisclosure Agreement":  As defined in (S)11 hereof.
      -----------------------

     "Non-ERISA Plan":  As defined in (S)5.18(a) hereof.
      --------------

     "Other Contracts":  As defined in (S)1.1(a)(vi) hereof.
      ---------------

     "Parent":  As defined in the preamble.
      ------

     "Parent's Proposed Calculations":  As defined in (S)3.2(d) hereof.
      ------------------------------

     "Permits":  As defined in (S)1.1(a)(vii) hereof.
      -------

     "Permitted Encumbrances":  As defined in (S)4.2(a) hereof.
      ----------------------

     "Personal Property Leases":  As defined in (S)1.1(a)(ii) hereof.
      ------------------------

     "Purchase Price":  As defined in (S)3.1 hereof.
      --------------

     "Real Property":  As defined in (S)5.12(a) hereof.
      -------------

     "Real Property Leases":  As defined in (S)1.1(a)(iii) hereof.
      --------------------

     "Reel-Tech Singapore":  As defined in (S)1.1(b) hereof.
      -------------------

     "Registration Rights Agreement":  As defined in (S)9.13 hereof.
      -----------------------------

     "Related Entity":  As defined in (S)5.18(a) hereof.
      --------------

     "Remaining Disputed Items":  As defined in (S)3.2(d) hereof.
      ------------------------

     "Required Consents":  As defined in (S)5.11 hereof.
      -----------------

     "Savings Plan":  As defined in (S)8.3 hereof.
      ------------

     "Seller":  As defined in the preamble.
      ------

     "Selling Group Non-Competition Agreement":  As defined in (S)9.8 hereof.
      ---------------------------------------

     "Selling Group":  As defined in the preamble.
      -------------

     "Shares":  As defined in (S)3.1 hereof.
      ------

     "Singapore Assets":  As defined in (S)1.1(b) hereof.
      ----------------

     "Singapore Bill of Sale":  As defined in (S)4.2(i) hereof.
      ----------------------

     "Singapore Employment Agreements":  As defined in (S)1.1(b)(v) hereof.
      -------------------------------

     "Singapore Equipment":  As defined in (S)1.1(b)(i) hereof.
      -------------------

     "Singapore Intangibles":  As defined in (S)1.1(b)(viii) hereof.
      ---------------------

     "Singapore Inventories":  As defined in (S)1.1(b)(iv) hereof.
      ---------------------

     "Singapore Other Contracts":  As defined in (S)1.1(b)(vi) hereof.
      -------------------------

     "Singapore Permits":  As defined in (S)1.1(b)(vii) hereof.
      -----------------

     "Singapore Personal Property Leases":  As defined in (S)1.1(b)(ii) hereof.
      ----------------------------------

     "Singapore Real Property Lease":  As defined in (S)1.1(b)(iii) hereof.
      -----------------------------

     "Third Accountants":  As defined in (S)3.2(c) hereof.
      -----------------

     "Third Party Claim":  As defined in (S)12.3(b) hereof.
      -----------------

     "Transaction Documents":  As defined in (S)5.1 hereof.
      ---------------------

     "True-Up Amount":  As defined in (S)3.2(a) hereof.
      --------------

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                              GENERAL SCANNING INC.


                              By: /s/ Victor Woolley
                                  ----------------------------
                              Title:  Vice President and
                                      Chief Financial Officer


                              REEL-TECH, INC.


                              By: /s/ William C. Erxleben
                                  ----------------------------
                              Title:  Chairperson of the Board


                              DATA I/O CORPORATION


                              By: /s/ William C. Erxleben
                                  ----------------------------
                              Title:  President and Chief
                                      Executive Officer